Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-256286 on Form S-1 of our report dated March 17, 2021 (April 21, 2021, as to the acquisitions and investment described in Note 18 and June 3, 2021 as to the effects of the stock split described in Note 18), relating to the financial statements of Bright Health Group, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

June 4, 2021